Exhibit 99.2

SUMMONS (CITACION JUDICIAL) FOR COURT USE ONLY (SOLO PARA USO DE LA CORTE) NOTICE TO DEFENDANT: (AVISO AL DEMANDADO): PLX TECHNOLOGY, INC. (additional defendants appear on summons addendum) YOU ARE BEING SUED BY PLAINTIFF: (LO ESTÁ DEMANDANDO EL DEMANDANTE): ANDREW ELLIS, on behalf of himself and all others similarly situated, You have 30 CALENDAR DAYS after this summons and legal papers are served on you to file a written response at this court and have a copy served on the plaintiff. A letter or phone call will not protect you. Your written response must be in proper legal form if you want the court to hear your case. There may be a court form that you can use for your response. You can find these court forms and more information at the California Courts Online Self-Help Center (www.courtinfo.ca.gov/selfhelp), your county law library, or the courthouse nearest you. If you cannot pay the filing fee, ask the court clerk for a fee waiver form. If you do not file your response on time, you may lose the case by default, and your wages, money, and property may be taken without further warning from the court. There are other legal requirements. You may want to call an attorney right away. If you do not know an attorney, you may want to call an attorney referral service. If you cannot afford an attorney, you may be eligible for free legal services from a nonprofit legal services program. You can locate these nonprofit groups at the California Legal Services Web site (www.lawhelpcalifornia.org), the California Courts Online Self-Help Center (www.courtinfo.ca.gov/selfhelp), or by contacting your local court or county bar association. Tiene 30 DÍAS DE CALENDARIO después de que le entreguen esta citación y papeles legales para presentar una respuesta por escrito en esta corte y hacer que se entregua una copia al demandante. Una carta o una llamada telefónica no lo protegen. Su respuesta por escrito tiene que estar en formato legal correcto si desea que procesen su caso en la corte Es posible que haya un formulario que usted pueda usar para su respuesta. Puede encontrar estos formularios de Ia corte y más información en el Centro de Ayuda de las Cortes de California (www.courtinfo.ca.gov/selfhelp/espanol/), en Ia biblioteca de leyes de su condado o en Ia corte que le quede más cerca. Si no puede pagar la cuota de presentación, pida al secretario de Ia corte que le dé un formulario de exención de pago de cuotas. Si no presenta su respuesta a tiempo, puede perder el caso por incumplimiento y Ia corte le podrá quitar su sueldo, dinero y bienes sm más advertencia Hay otros requisitos legales. Es recomendable que llame a un abogado immediatamente. Si no conoce a un abogado, puede llamar a un servicio de remisión a abogados. Si no puede pagar a un abogado, es posible que cumpla con los requisitos para obtener servicios legales gratuitos de un programa de servicios legales sin fines de Iucro. Puede encontrar estos grupos sin fines de Iucro en el sitlo web de California Legal Services, (www.lawhelpcalifornia.org), en el Centro de Ayuda de las Cortes de California, (www.courtinfo.ca.gov/selfhelp/espanol/) o poniéndose en contacto con la corte o el colegio de abogados locales. The name and address of the court is: (El nombre y dirección de la corte es): 191 N. First Street, San Jose, CA 95113 Downtown Superior Court CASE NUMBER: (Número del Caso): 114CV267171 The name, address, and telephone number of plaintiff’s attorney, or plaintiff without an attorney, is: (El nombre, la dirección y el número de teléfono del abogado del demandante, o del demandante que no tiene abogado, es): Evan J. Smith (SBN 242352), Brodsky & Smith, LLC, 9595 Wilshire Blvd., Ste. 00, Beverly Hill 90212 (877) 354-2590/ (310) 247-0160 DATE: (Fecha) June 26, 2014 Clerk, by , Deputy (Secretario) , (Adjunto) (For proof of service of this summons, use Proof of Service of Summons (form POS-010).) (Para prueba de entrega de esta citatión use el formulario Proof of Service of Summons, (POS-010)). [SEAL] NOTICE TO THE PERSON SERVED: You are served 1.  as an individual defendant. 2.  as the person sued under the fictitious name of (specify):  3.  On behalf of (specify): under  CCP 416.10 (corporation)  CCP 416.60 (minor)  CCP 416.20 (defunct corporation)  CCP 416.70 (conservatee)  CCP 416.40 (association or partnership)  CCP 416.90 (authorized person)  other (specify): 4.  By personal delivery on (date): Form adopted for Mandatory Use Judicial Council of California SUM-100 [Rev. January 1, 2004] SUMMONS Code of Civil Procedure 412.20, 465 American LegalNet, Inc. www.USCourtForms.com Page 1 of 1

SHORT TITLE: CASE NUMBER: Ellis v. PLX Technologies, Inc. et. al. INSTRUCTIONS FOR USE  This form may be used as an attachment to any summons if space does not permit the listing of all parties on the summons.  If this attachment is used, insert the following statement in the plaintiff or defendant box on the summons: “Additional Parties Attachment form is attached.”  List additional parties (Check only one box. Use a separate page for each type of party):  Plaintiff Defendant Cross-Complainant Cross-Defendant  Defendants. Form Adopted by Rule  SHORT TITLE: Ellis v. PLX Technologies, Inc. et. al. CASE NUMBER:   Form adopted by Rule 982(a)(9)(A) Judicial Council of California 982(a)(9)(A) (New January 1, 1993) ADDITIONAL PARTIES ATTACHMENT Attachment to Summons American LegalNet, Inc. www.USCourtForms.co Page of

Evan J. Smith, Esquire (SBN 242352)

BRODSKY & SMITH, LLC

9595 Wilshire Blvd., Ste. 900

Beverly Hills, CA  90212

Telephone:  (877) 534-2590

Facsimile:  (310) 247-0160

Attorneys for Plaintiff

SUPERIOR COURT OF CALIFORNIA

SANTA CLARA COUNTY

ANDREW ELLIS, on behalf of himself	CASE NO. 114CV267171
and all others similarly situated,
JUDGE:
Plaintiff,
DEPT:
vs.

PLX TECHNOLOGY, INC., MICHAEL J.	CLASS ACTION COMPLAINT FOR:
SALAMEH, MATIN COLOMBATTO,
STEPHEN DOMENIK, JOHN H. HART,
DAVID K. RAUN, RALPH SCHMITT,	(1) BREACH OF FIDUCIARY DUTY
ERIC SINGER, PATRICK VERDERICO,
AVAGO TECHNOLOGIES WIRELESS (U.S.A) MANUFACTURING INC. and	(2) AIDING AND ABETTING BREACH OF FIDUCIARY DUTY
PLUTO MERGER SUB, INC.,
JURY TRIAL DEMANDED
Defendants.

Plaintiff, by his attorneys, on behalf of himself and those similarly situated, files this action against the defendants, and alleges upon information and belief, except for those allegations that pertain to him, which are alleged upon personal knowledge, as follows:

SUMMARY OF THE ACTION

1.                                      Plaintiff brings this shareholder class action on behalf of himself and all other public shareholders of PLX Technology, Inc. (“PLX” or the “Company”), against PLX, the Company’s Board of Directors (the “Board” or the “Individual Defendants), Avago Technologies Wireless (U.S.A.) Manufacturing Inc. (“Avago”) and Pluto Merger Sub, Inc, (the “Merger Sub”)

(collectively, the “Defendants”), arising out of a transaction in which Avago will acquire each share of common stock of PLX in an all-cash transaction valued at approximately $309 million, or $6.50 per share (the “Proposed Acquisition” or “Merger”).  The transaction will be effected through a tender offer and is expected to close in the fourth quarter of Avago’s fiscal year ending November 3, 2014.

2.                                      In approving the Proposed Acquisition, however, the Individual Defendants have breached their fiduciary duties of loyalty, good faith, due care and disclosure by, inter alia, (i) agreeing to sell PLX without first taking steps to ensure that Plaintiff and Class members (defined below) would obtain adequate, fair and maximum consideration under the circumstances; and (ii) engineering the Proposed Acquisition to benefit themselves and/or Avago without regard for PLX public shareholders.  Accordingly, this action seeks to enjoin the Proposed Acquisition and compel the Individual Defendants to properly exercise their fiduciary duties to PLX shareholders.

3.                                      Absent judicial intervention, the merger will be consummated, resulting in irreparable injury to Plaintiff and the Class.  This action seeks to enjoin the unreasonable steps taken by Defendants in entering into the merger agreement without attempting to maximize shareholder value in order to obtain millions of dollars in benefits for themselves.  Immediate judicial intervention is warranted here to rectify existing and future irreparable harm to the Company’s shareholders.  Plaintiff, on behalf of the Class, seeks only to level the playing field and to ensure that if shareholders are to be ultimately stripped of their respective equity interests through the Proposed Acquisition, that the Proposed Acquisition is conducted in a manner that is not overtly improper, unfair and illegal, and that all material information concerning the Proposed Acquisition is disclosed to the PLX shareholders so that they are able to make informed decisions as to whether to vote in favor or against the Proposed Acquisition or to seek appraisal of their shares.

PARTIES

4.                                      Plaintiff is an individual.  Plaintiff is, and at all times relevant hereto, has been a PLX shareholder.

5.                                      Defendant PLX (NASDAQ: PLXT) is the industry-leading global provider of semiconductor-based PCI Express connectivity solutions primarily targeting enterprise data center markets.  The company develops innovative software-enriched silicon that enables product differentiation, reliable interoperability and superior performance.  Its principal executive offices are located at 870 W Maude Ave., Sunnyvale, CA 94085.

6.                                      Defendant Michael J. Salameh (“Salameh”) co-founded PLX and served as Chief Executive Officer and member of the Board of Directors from PLX’s inception in May 1986.  He retired from his position as CEO in November 2008, continued to serve as a director, and became Chairman of the Board in January 2014.  Concurrently with entering into the Merger Agreement, Salameh entered into a Tender and Support Agreement with Avago pursuant to which he agreed, among other things, to tender all of his shares in the Offer, unless the Merger Agreement is terminated.

7.                                      Defendant Martin Colombatto (“Colombatto”) was elected to serve on the Board of Directors at PLX Technology in December 2013.  Colombatto is a Potomac Capital Management II, L.L,C. (“Potomac”) director appointee.  Significantly, Potomac is the largest shareholder of PLX stock.  Concurrently with entering into the Merger Agreement, Colombatto entered into a Tender and Support Agreement with Avago pursuant to which he agreed, among other things, to tender all of his shares in the Offer, unless the Merger Agreement is terminated.

8.                                      Defendant Stephen Domenik (“Domenik”) was elected to serve on the Board of Directors at PLX Technology in December 2013.  Domenik is a Potomac director appointee.  Significantly, Potomac is the largest shareholder of PLX stock.  Concurrently with entering into the Merger Agreement, Domenik entered into a Tender and Support Agreement with Avago pursuant to which he agreed, among other things, to tender all of his shares in the Offer, unless the Merger Agreement is terminated.

9.                                      Defendant John H. Hart (“Hart”) has been a director of PLX since April 1999.  Concurrently with entering into the Merger Agreement, Hart entered into a Tender and Support Agreement with Avago pursuant to which he agreed, among other things, to tender all of his shares in the Offer, unless the Merger Agreement is terminated.

10.                               Defendant David K. Raun (“Raun”) was appointed President and CEO in December

2012.  Raun joined PLX Technology in November 2004 as Vice President, Marketing.  In May 2007 Raun’s role was expanded to include VP of Business Development.  In March 2012 Raun was promoted to Sr. EVP & General Manager.  On June 22, 2014, the Compensation Committee of the PLX Board of Directors amended and restated the PLX Severance Plan for Executive Management and approved entering into an Executive Officer Retention Agreement with Raun pursuant to which Raun will be entitled to a “golden parachute” payment equal to 150% of his base salary plus an amount equal to the prorated portion of the target bonus for the annual performance period then in effect, in addition to 18 months of full benefits and 100% accelerated vesting of equity awards should his employment be terminated within one year following a change in control – as is contemplated by the Proposed Acquisition.  Should defendant Raun still be employed by the combined company on the one year anniversary of the Proposed Acquisition closing, pursuant to the Retention Agreement Raun will receive a retention bonus equal to 150% of his base salary plus his target bonus under the variable compensation plan then in effect.  Moreover, concurrently with entering into the Merger Agreement, Raun entered into a Tender and Support Agreement with Avago pursuant to which he agreed, among other things, to tender all of his shares in the Offer, unless the Merger Agreement is terminated.

11.                               Defendant Ralph Schmitt (“Schmitt”) served as PLX’s President and Chief Executive Officer, and has been a member of the Company’s Board of Directors, since November 2008.  He resigned from his position as CEO in October 2012 and continues to serve as a director.  Concurrently with entering into the Merger Agreement, Schmitt entered into a Tender and Support Agreement with Avago pursuant to which he agreed, among other things, to tender all of his shares in the Offer, unless the Merger Agreement is terminated.

12.                               Defendant Eric Singer (“Singer”) was elected to serve on the Board of Directors at PLX Technology in December 2013.  Defendant Singer is the Co-Managing partner of Potomac, the Company’s largest stockholder.  Concurrently with entering into the Merger Agreement, Singer entered into a Tender and Support Agreement with Avago pursuant to which he agreed, among other things, to tender all of his shares in the Offer, unless the Merger Agreement is terminated.

13.                               Defendant Patrick Verderico (“Verderico”) has been a director of PLX since

November 2004.  Concurrently with entering into the Merger Agreement, Verderico entered into a Tender and Support Agreement with Avago pursuant to which he agreed, among other things, to tender all of his shares in the Offer, unless the Merger Agreement is terminated.

14.                               Defendants in ¶¶ 6-13 are collectively referred to as the “Individual Defendants.”  By reason of their positions as officers and/or directors of the Company, the Individual Defendants are in a fiduciary relationship with plaintiff and the other PLX public shareholders, and owe plaintiff and PLX’s other shareholders the highest obligations of loyalty, good faith, fair dealing, due care, and full and fair disclosure.

15.                               Defendant Avago is a leading designer, developer and global supplier of a broad range of analog semiconductor devices with a focus on III-V based products and complex digital and mixed signal CMOS based devices.  Avago’s product portfolio is extensive and includes thousands of products in four primary target markets: enterprise storage, wired infrastructure, wireless communications and industrial & other.

16.                               Defendant Merger Sub is a Delaware corporation and a wholly-owned subsidiary of Avago.

JURISDICTION AND VENUE

17.                               This Court has personal jurisdiction over the Defendants inasmuch as Defendants’ principal place of business is in California, directly or by agents transact business in California, caused tortious injury in California and by an act or omission outside the State while regularly doing and/or soliciting business, engaging in other persistent course of conduct in the State, and/or deriving substantial revenue from goods or manufactured products used or consumed in California.

18.                               Venue is proper in this Court inasmuch as Defendants’ principal place of business is in this County and it regularly transacts business in this County and there are multiple defendants with no single venue applicable, and thus can be sued for damages in this County.

SUBSTANTIVE ALLEGATIONS

19.                               On June 23, 2014, PLX and Avago jointly issued a press release announcing the Proposed Acquisition.  The press release stated in relevant parts:

SUNNYVALE, CA and SINGAPORE — June 23, 2014 — Avago Technologies Limited (NASDAQ: AVGO) and PLX Technology, Inc. (NASDAQ: PLX) today announced that they have entered into a definitive agreement under which Avago will acquire PLX, a leader in PCI Express silicon and software connectivity solutions, in an all-cash transaction valued at approximately $309 million, or $293 million net of cash and debt acquired.  Under the terms of the agreement, which was approved by the Boards of Directors of both companies, a subsidiary of Avago will commence a tender offer for all of the outstanding shares of PLX common stock for $6.50 per share in cash.  Avago expects to fund the transaction with cash available on its balance sheet.

“The core PLX PCIe silicon business fits very well with the Avago business model and broadens Avago’s portfolio serving the enterprise storage and networking end markets,” stated Hock Tan, President and Chief Executive Officer of Avago.  “Following the closing of the transaction, we are excited to welcome the PLX team to Avago, and we are committed to continue to invest in the PLX PCI Express platform.”

“Once closed, this transaction will provide immediate value to our stockholders and offers new growth opportunities for our employees to develop leading-edge solutions for our customers,” said David Raun, President and Chief Executive Officer of PLX.  “Following the closing of the transaction, we believe the combination with Avago is an excellent match for our leading PCI Express portfolio supporting next generation data center architectures.”

The transaction is expected to be immediately accretive to Avago’s non-GAAP earnings per share.  Avago currently anticipates driving the PLX business model to a level consistent with Avago’s long term business model by the end of fiscal year 2015, the first full fiscal year after closing.

Potomac Capital Partners II, L.P., which is the largest stockholder of PLX, certain senior members of the PLX management team and all of the directors of PLX, collectively owning approximately 14.7% of shares outstanding on fully diluted basis have executed a Tender and Support Agreement in support of the transaction.  Discovery Group I, LLC, the second largest stockholder of PLX, has informed PLX that it supports the transaction.

The transaction is subject to customary closing conditions, including the tender into the offer by PLX stockholders of shares representing at least a majority of the outstanding shares of PLX common stock on a fully diluted basis, and the receipt of relevant regulatory approvals, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and relevant foreign antitrust laws.  It is expected that the transaction will close in the fourth quarter of Avago’s fiscal year ending November 3, 2014.

20.                               On June 23, 2014, PLX also filed a Form 8-K with the SEC, disclosing its Agreement and Plan of Merger for the Proposed Acquisition (the “Merger Agreement”).

21.                               The genesis of the Proposed Acquisition began with appointment of defendants Colombatto, Domenik and Singer to the PLX Board.  For much of the year 2013, Potomac Capital Partners II, L.P. (“Potomac”), who beneficially owns, together with its affiliates, approximately

9.8% of the outstanding common stock of PLX, had made public its dissatisfaction with the Company’s Board for its failure to explore strategic acquisitions.   On October 25, 2013, Potomac sent an open letter to PLX stockholders expressing this disappointment, and much more.   The full text of the letter is as follows:

October 25, 2013

Dear Fellow PLX Stockholders,

Potomac Capital Partners II, L.P., together with its affiliates (“Potomac”), is the largest stockholder of PLX Technology, Inc. (“PLX” or the “Company”), beneficially owning approximately 9.8% of the outstanding shares of common stock of the Company.  We have nominated a slate of five highly qualified directors for election to the Board of Directors (the “Board”) at the Company’s 2013 Annual Meeting of Stockholders (the “2013 Annual Meeting”) because we do not believe the Board as currently constituted is acting in the best interests of stockholders.  In several public letters and private communications with certain members of management and the Board, we have clearly articulated our concerns with the Company, relating to, among other things, the Company’s historically weak operating performance and the Board’s failed acquisition strategy, resulting in substantial dilution of stockholders.  In response, the Board has failed to address the issues we have identified and appears resistant to any meaningful reconstitution of the Board, let alone a resolution that involves any incumbent Board member not standing for re-election at the Annual Meeting.

Over the past nine months, we have tried to engage with management and the Board in the hopes of avoiding a disruptive and costly election contest.  In April 2013, for example, we made a special, cross-country trip to PLX’s headquarters with the clear understanding that the purpose of our trip was to discuss our very reasonable settlement proposal of two Board seats, the formation of a strategic review committee, and the adoption of a mandatory retirement policy, which would have resulted in two directors retiring from the Board at the 2013 Annual Meeting.  When we arrived, however, we were asked to sign a non-disclosure agreement and there was no meaningful discussion about our settlement proposal, showing us their lack of interest in proactively addressing the situation.  In October 2013, with the window narrowing for the Company to schedule the 2013 Annual Meeting, we reached out again to PLX.  After several verbal discussions, in which we expressed our strong belief that the Board must be reconstituted through additions and deletions of Board members, the Company proposed terms of settlement which included the addition of two of our director nominees but all incumbent directors standing for re-election at the Annual Meeting.  In response, we proposed the addition of three of our director nominees with two incumbent directors agreeing not to stand for re-election at the 2013 Annual Meeting.  Once again, the Company would not accept any settlement that involved any incumbent Board member not standing for re-election.

With an average tenure of over 14 years and the fact that the Board lacks any significant ownership of PLX, we are deeply frustrated by this Board’s readiness to spend stockholder capital to engage in a protracted proxy fight, rather than communicate credibly with its largest stockholder.  Based on our review of the Company’s public filings, only two of the Board’s six independent directors own any PLX common stock and of these two directors, they own, in the aggregate, less than one percent (1%) of the outstanding shares of the Company, making this Board unvested stewards of stockholder capital.  What is worse is that of the two independent directors that own any stock, one has cashed in much more of his stock than his current ownership position, reaping millions of dollars in profits.  With no real investment dollars at risk, we are concerned that the Board’s interests may not be aligned with stockholders.  We question whether they may be more focused on self-preservation instead of reaching an agreement in the best interests of stockholders.

We are resolute in our determination to ensure the Company is governed for the benefit of its stockholders.  Our interactions with the Board have left us with serious doubt as to whether minority representation on the Board is sufficient to influence critical decisions and unbind the decades-long ties that exist amongst the existing members of the Board.  We therefore intend to exercise our rights on behalf of all stockholders and are committed to take any and all actions necessary in order to unlock stockholder value.

Sincerely,

Potomac Capital Partners II, L.P.

By: Potomac Capital Management II, L.L.C.
General Partner

By:	/s/ Eric Singer
Name: Eric Singer
Title: Co-Managing Member

22.                               In a November 13, 2013 letter to PLX stockholders, the Company strongly disagreed with Potomac’s assertions, pointed to “the most profitable first nine months of any year in the Company’s history,” and encouraged each PLX stockholder to “make [their] voice heard,” and vote “‘FOR’ all of you Board’s director nominees.”  The relevant text of the Company’s November 13, 2013 letter in response to Potomac is as follows:

November 13, 2013

Dear Stockholder:

We are writing to you today regarding PLX Technology’s upcoming Annual Meeting of Stockholders, which will be held on December 18, 2013.  At this meeting, you will be asked to make an important decision regarding the composition of the Board of Directors and, by extension, the future of PLX Technology.  As you may be aware, Potomac Capital Partners II, L.P. (“Potomac Capital”), which has been a PLX Technology stockholder for roughly one year, is seeking to replace three members of your Board of Directors with three of their own nominees.  We question whether their nominees, if elected, would place Potomac Capital’s interests ahead of the interests of all PLX Technology stockholders.

We are always open to listening to the views of our stockholders and engaging in a meaningful, constructive dialogue.  Over the last several months, we have met with Potomac Capital numerous times to discuss their suggestions as described in the proxy.  Despite our best efforts, including our offer to replace two of our existing Board members with two of their nominees, Potomac Capital has been unwilling to agree to a reasonable settlement and now insists on running a costly proxy contest at the expense of all PLX Technology stockholders.

Potomac Capital has consistently expressed its desire to have the Company sold immediately.  Recent history shows that we are not at all opposed to a sale of the Company — in April 2012, your Board approved a definitive agreement for the combination of PLX Technology with Integrated Device Technology, Inc. (“IDTI”).  Unfortunately for all of us, this transaction was ultimately blocked by the Federal Trade Commission.  Contrary to statements by Potomac Capital, your Board and management team have been and remain committed to exploring ways to maximize value for all PLX Technology stockholders, including through a sale of the Company.

Mindful of the need to continue to enhance stockholder value, the Board and management team has executed multiple steps over the last year to produce the most profitable first nine months of any year in the Company’s history.  We believe it is in stockholders’ best interest to maintain the current Board that is familiar with the Company’s markets, products, employees, customers and strategy so we can continue to execute without disruption.  This is a critical point in the execution of the Company’s strategy and potential instability at any level would be counterproductive.

*                                         *                                         *

Your vote is very important.  We encourage you to make your voice heard by voting online, by telephone, or by signing and dating the enclosed WHITE proxy card and returning it in the postage paid envelope provided.

YOUR BOARD IS EXECUTING ON A STRATEGIC PLAN THAT IS DELIVERING VALUE FOR ALL STOCKHOLDERS

*                                         *                                         *

In the face of recent challenges, including the economic recession and the temporary disruption of the terminated combination with IDTI, your Board and management team have delivered three consecutive profitable quarters in 2013 and the highest year-to-date profits in the Company’s 27 year history.  This has been achieved by focusing and expanding the Company’s market position in PCIe, and by significantly reducing operating expenses, while increasing stockholder equity by almost 20 percent in the process.  Combined with record profits, PLX Technology has paid down debt and increased our cash levels to provide additional balance sheet strength.  During this period, we have continued to invest in our market-leading switch products while also expanding our addressable market with new innovative solutions to serve PCIe Solid State Drives (SSD) and network fabrics (PLX’s ExpressFabric) within the cloud and data center to provide additional organic growth for years to come.

We believe the combination of a record design win pipe to fuel growth combined with further leveraging of the PCIe-focused operating model can produce increased profitability over the coming years.  While we are confident in the outlook for PCIe, its growth may not always be linear.  Four years ago the design activity pipeline, which creates future growth as programs go into production, with the previous PCIe Gen2 technology, resulted in PCIe revenues more than doubling from 2009 to 2012.

Today, our overall design activity pipeline is greater than three times the size it was in 2009, but now with Gen3 driving the activity.  Therefore, we believe this puts PLX Technology in an excellent position to see similar or better results over the next three years as our design pipeline goes to production serving this growing market.

Your Board and management team are focused on execution and optimization, as well as market-leading product design.  PLX Technology is gaining greater market share, expanding our business and achieving growth through a robust pipeline and portfolio.

*                                         *                                         *

Through the continued execution of our operational and strategic initiatives, the Company is delivering solid and improving performance.

YOUR BOARD’S DIRECTOR NOMINEES ARE INDEPENDENT AND HAVE THE RIGHT EXPERTISE TO MAXIMIZE VALUE FOR ALL PLX TECHNOLOGY STOCKHOLDERS

*                                         *                                         *

We strongly believe the leadership and continuity of your Board is critical to the success of PLX Technology’s ongoing delivery of profitable growth and stockholder value.

YOUR BOARD HAS BEEN REASONABLE AND OPEN TO A RESOLUTION WITH POTOMAC CAPITAL

*                                         *                                         *

Your Board believes Potomac Capital’s actions demonstrate that it is only interested in its self-serving agenda at any cost to the Company and irrespective of the cost to all other PLX Technology stockholders.

PROTECT YOUR INVESTMENT - VOTE THE WHITE PROXY CARD TODAY

Sincerely,

/D. James Guzy/
D. James Guzy
Independent Chairman of the Board of Directors

/David Raun/
David Raun
President, Chief Executive Officer and Director

23.                               On November 25, 2013, PLX filed with the SEC a secondary investor presentation urging the Company’s stockholders to elect the Board’s nominees for a number of reasons, most notably, that Potomac was a self-interested investor focused only on affecting a sale of the Company so it could realize profit in the short-term at the expense of PLX common shareholders.

The highlights of this Company presentation include the following:

•             Under the PLX Technology Board’s direction, the Company is executing a multiyear strategy to maximize stockholder value that has already delivered results.  Through the first three quarters of 2013, the Company has delivered record profits and PCI Express revenues.  Both represent the highest returns in the Company’s history.  In addition, PLX Technology has eliminated over $20 million in operating expenses and has significantly strengthened the balance sheet by paying down debt and building cash, all while increasing stockholder equity.  With a record design win pipeline, 70 percent market share, an improving competitive landscape with high barriers to entry, a market leading customer base and an expanding addressable market including ExpressFabric, the Company is well-positioned for continued growth in revenues and profits.  Over the last one, three, and five year periods, PLX Technology stockholders saw their investment outperform the S&P 500 and the Russell 2000.

•             The PLX Technology Board is engaged, highly qualified, responsive to stockholder input and committed to protecting the rights of all stockholders to achieve high returns.  The Board comprises business leaders who possess deep knowledge of the Company and its end-markets.  This includes over 200 years of combined experience and 20 different represented companies from the semiconductor device and IP industry.  As a result, the Board has a proven track record of capturing growth through new technology waves, including its oversight of PCI Express’ growth into a market leading position at a compounded annual growth rate of greater than 25 percent from 2006 to 2012.  The Board has reduced spending, increased stockholder equity, implemented initiatives to increase margins, and focused the company to achieve growth organically.  The Board continues to explore all options to maximize value for all stockholders, including a sale of the Company under the right circumstances, as evidenced by the IDTI transaction last year.

•             Potomac Capital is a self-interested activist investor that is focused on short-term gains at the expense of other PLX Technology stockholders.  Potomac Capital’s agenda appears self-serving and transparent — its primary goal is to force a quick sale of the Company in order to realize a short-term gain on its investment, to fulfill the demands of its own investors, and to transition capital to its next target, without regard for the best interests of all PLX Technology stockholders.  The PLX Technology Board, in an effort to avoid a costly and disruptive proxy contest at the Annual Meeting, offered reasonable settlements to Potomac Capital, which included: the appointment of two Potomac Capital director candidates to the PLX Technology Board, including representation by these directors on Board committees; the removal of two existing directors; the appointment of a third, mutually agreed upon director; and customary standstill provisions.  Potomac Capital rejected the Board’s reasonable settlement offers by refusing to agree to a customary standstill provision.

•             Potomac Capital’s nominees do not diversify or add experience to the PLX Technology Board.  Eric Singer, principal at Potomac Capital and a nominee, lacks any substantial operating experience in the industry and is solely interested in selling the Company.  In addition, Potomac Capital’s two other nominees appear only to have knowledge of the semiconductor industry that PLX Technology board members already possess.  The experience and track record of the three targeted PLX Board members far exceed the three Potomac Capital nominees

24.                               On December 18, 2013, PLX announced the additions of Potomac nominees -

defendants Singer, Colombatto and Domenik - to the PLX Board.  Six months later, the Company entered into the Proposed Acquisition for grossly inadequate consideration.

25.                               The Company’s synergistic value to Avago in a strategic transaction, recent financial performance, historical trading prices, analyst opinion and comparable transactions all establish the inadequacy of the Merger consideration.

26.                               According to Zaks Equity Research, the Proposed Acquisition is a strategic move that is aimed to complement Avago’s existing server storage connectivity and networking ASIC (application-specific integrated circuit) products that serve the enterprise and data center market.  This, in turn, will augment Avago’s revenues, as the industry braces for more consolidation amid a challenging macroeconomic environment.

27.                               Added Sterne Agee’s Vijay Rakesh, the deal will enable Avago to acquire market share, particularly in light of a trend toward cloud computing and so-called hyperscale data centers.

28.                               PLX is a premier manufacturer of semiconductor-based PCI Express (PCIe) connectivity solutions that provide more bandwidth and is compatible with other existing operating systems.  Based on the PCIe Gen3 standard, PLX’s ExpressFabric offers a wide range of new enterprise storage and other key data center applications.  It creates a universal interconnect that significantly improves the existing architecture and builds a powerful, cost-efficient PCIe interconnect that enables I/O-sharing applications.

29.                               The core PLX business is a strategic fit for Avago, further adding a new dimension to next generation data center architectures.  In addition to cost synergies from a combined resource pool as the cost of designing and building semiconductors rises, Zaks Equity Research posits that the Proposed Acquisition will improve the operating margin of the combined company, creating greater scale to further drive innovation into the datacenter.  The acquisition is expected to be immediately accretive to Avago’s non-GAAP earnings.

30.                               The Board’s decision to sell PLX at all, let alone for such a scant premium, is puzzling given the fact that PLX just reported its “most profitable year in Company history.”  For example, on January 27, 2014; PLX announced fourth quarter revenues of $25.7 million and GAAP income of $1.0 million.  For full year 2013, PLX reported revenue of $104.5 million and GAAP income of $7.3 million, or $0.15 per share.  Stated defendant Raun in the press release:

Our ongoing commitment to controlling costs and focusing on our market-leading PCI Express products resulted in our most profitable year in company history.  PCI Express revenues were up 2 percent over Q3 and 13 percent annually.  We Are pleased to see a number of Gen3 designs ramping to volume production and expect many more of our customers to launch their Gen3-enabled products in 2014.  Design activity remains strong for both our Gen2 and Gen3 products, underscoring our market leadership and ongoing growth opportunity.

31.                               On April 21, 2014, PLX reported Q1 2014 financial results which saw increases to both revenue and net income when compared to Q4 2013.  “Higher gross profits in the first quarter, combined with lower expenses, drove increased income over Q4 and contributed to our fifth straight profitable quarter,” said defendant Raun.  “In addition, we increased cash, saw strong bookings to support Q2 growth, and layered in another solid quarter of design wins.”

32.                               The Company’s historical trading prices, analyst opinion and comparable transactions also illuminate the inadequacy of the Merger consideration.  For example, as recently as January 17, 2014, PLX shares traded as high as $6.91 per share and between November 25, 2013 and January 23, 2014 PLX shares traded above $6.48 per share in all but 3 trading days.  Moreover at least one Yahoo! Finance analyst has set an $8 per share price target on PLX.

33.                               The Merger consideration also pales in comparison to like transactions.  For example, in April 2014 Ametek, Inc. agreed to acquire Zygo Corporation for a purchase premium of approximately 31%; in November 2013 Tsinghua Unigroup agreed to acquire RDA Microelectronics for a purchase premium of approximately 33.3%, in August 2013 Maxim Integrated bought Volterra Semiconductor for a 55% purchase premium; and as recently as December 16, 2013 Avago agreed to acquire LSI Corporation for a 41% premium.  Here, the PLX Board achieved a meager 9% premium for its shares.  This premium is not even one third the premium that Avago paid to acquire LSI Corp, a short six months ago.

34.                               Finally, the proposed Merger consideration pales in comparison to alternative PLX negotiated sales.  This is not the first instance that PLX has explored a transaction that would result in a change of control of the Company.  On April 30 2012, PLX and Integrated Device Technology, Inc. (“IDT”) signed a definitive merger agreement whereby IDT was to acquire each outstanding share of PX stock for a combination of IDT stock and cash valued at approximately $7.00 per PLX

share.(1)   That proposed transaction had an approximate value of $330 million, $37 million more than the Proposed Acquisition.  At the time the IDT/PLX merger was announced, PLX shares were trading for $3.97 per share.  Thus, the premium PLX had negotiated in that deal was approximately 75%.  Here, shareholders will receive less than a 10% premium and less money per share.

35.                               It appears that the Board and the Company’s executives may have been motivated by their own self interests in agreeing to the Proposed Acquisition.  For example, on June 22, 2014, the Compensation Committee of the PLX Board of Directors amended and restated the PLX Severance Plan for Executive Management and approved entering into an Executive Officer Retention Agreement with defendant Raun pursuant to which defendant Raun will be entitled to a “golden parachute” payment equal to 150% of his base salary plus an amount equal to the prorated portion of the target bonus for the annual performance period then in effect, in addition to 18 months of full benefits and 100% accelerated vesting of equity awards should his employment be terminated within one year following a change in control — as is contemplated by the Proposed Acquisition.  Should defendant Raun still be employed by the combined company on the one year anniversary of the Proposed Acquisition closing, pursuant to the Retention Agreement, defendant Raun will receive a retention bonus equal to 150% of his base salary plus his target bonus under the variable compensation plan then in effect.

36.                               In addition, Arthur O. Whipple, Gene Schaeffer, Vijay Meduri, Michael Grubisich and Larry Chisvin, all named executive officers at PLX, also executed similarly structured Retention Agreements concurrently with the execution of the Merger Agreement.

37.                               Moreover, concurrently with entering into the Merger Agreement, Potomac, certain senior members of the PLX management team and all of the directors of PLX, entered into a Tender and Support Agreement with Avago pursuant to which they agreed to tender all of their shares in the Offer, unless the Merger Agreement is terminated.  In aggregate, such persons own

(1)  On December 20, 2012, IDT and PLX announced that they mutually agreed to terminate their merger agreement in response to a determination by the United States Federal Trade Commission (“FTC”) to file an administrative complaint challenging IDT’s proposed acquisition of PLX and the absence of a clear path for the parties to complete the proposed transaction.

approximately 14.7% of the outstanding shares of PLX.  For months, Potomac has been urging a sale of the Company in order to recognize a short term gain on their investment.  Following the appointment of defendants Singer, Colombatto and Domenik to the Company’s Board, Potomac has successfully used its clout and influence to accomplish same at the expense of the Company’s long term goals and the maximization of shareholder value.

38.                               As such, the Proposed Acquisition will allow Avago to purchase PLX at an unfairly low price while availing itself of PLX significant value and upside or long-term potential.

PRECLUSIVE DEAL MECHANISMS

39.                               Moreover, the Merger Agreement contains certain provisions that unduly benefit Avago by making an alternative transaction either prohibitively expensive or otherwise impossible.  For example, the Merger Agreement contains a termination fee provision that requires PLX to pay $10.85 million to Avago in the event the Merger Agreement is terminated under certain circumstances.  Under one circumstance, PLX must pay this fee even if it consummates any “Competing Proposal” within 12 months after the Merger Agreement is terminated.

40.                               The Merger Agreement does not contemplate that Avago will have to pay a reverse termination fee under any circumstances.

41.                               This termination fee provision will make the Company that much more expensive to acquire for potential purchasers while resulting in a corresponding decline in interest from other potential acquirors.

42.                               The Merger Agreement also contains a “No Solicitation” provision that restricts PLX from considering alternative acquisition proposals by, inter alia, constraining PLX ability to solicit or communicate with potential acquirers or consider their proposals.  Specifically, the provision prohibits the Company from directly or indirectly soliciting, initiating, proposing or inducing any alternative proposal, but permits the Board to consider a “bona fide written Competing Proposal” if it constitutes or is reasonably calculated to lead to a “Superior Proposal” as defined in the Merger Agreement.

43.                               Moreover, the Agreement further reduces the possibility of a topping offer from an unsolicited purchaser.  Here, Defendants agreed to provide Avago information in order to match any other offer, thus providing Avago access to the unsolicited bidder’s financial information and giving Avago the ability to top the superior offer.  Thus, a rival bidder is not likely to emerge with the cards stacked so much in favor of Avago.

44.                               The termination fee in combination with the preclusive deal protection devices will all but ensure that no competing offer will be forthcoming.  Accordingly, the Company’s true value is compromised by the consideration offered in the Proposed Acquisition and the Proposed Acquisition is the product of the Board’s breaches of fiduciary duty, aided and abetted by Avago.

THE INDIVIDUAL DEFENDANTS’ FIDUCIARY DUTIES

45.                               In any situation where the directors of a publicly traded corporation undertake a transaction that will result in either a change in corporate control or a break-up of the corporation’s assets, the directors have an affirmative fiduciary obligation to act in the best interests of the company’s shareholders, including the duty to obtain maximum value under the circumstances.  To diligently comply with these duties, the directors may not take any action that:

a.                                      adversely affects the value provided to the corporation’s shareholders;

b.                                      will discourage or inhibit alternative offers to purchase control of the corporation or its assets;

c.                                       contractually prohibits them from complying with their fiduciary duties; and/or

d.                                      will provide the directors, executives or other insiders with preferential treatment at the expense of, or separate from, the public shareholders, and place their own pecuniary interests above those of the interests of the company and its shareholders.

46.                               In accordance with their duties of loyalty and good faith, the Individual Defendants, as directors and/or officers of PLX, are obligated to refrain from:

a.                                      participating in any transaction where the directors’ or officers’ loyalties are divided;

b.                                      participating in any transaction where the directors or officers are entitled to receive a personal financial benefit not equally shared by the public shareholders of the corporation; and/or

c.                                       unjustly enriching themselves at the expense or to the detriment of the public shareholders.

47.                               Plaintiff alleges herein that the Individual Defendants, separately and together, in connection with the Proposed Acquisition, violated, and are violating, the fiduciary duties they owe to Plaintiff and the other public shareholders of PLX, including their duties of loyalty, good faith, candor, and due care.  As a result of the Individual Defendants’ divided loyalties, Plaintiff and Class members will not receive adequate, fair or maximum value for their PLX common stock in the Proposed Acquisition.

48.                               As a result of these breaches of fiduciary duty, the Company’s public shareholders will not receive adequate or fair value for their common stock in the Proposed Acquisition.

CLASS ACTION ALLEGATIONS

49.                               Plaintiff brings this action as a class action individually and on behalf of all holders of PLX common stock who are being and will be banned by the Individual Defendants’ actions, described herein (the “Class”).  Excluded from the Class are Defendants and any person, firm, trust, corporation or other entity related to or affiliated with any Defendant.

50.                               Class actions are certified when the question is one of a common or general interest, of many persons, or when the parties are numerous, and it is impracticable to bring them all before the court.  Cal. Civ. Proc. Code § 382.  The California Supreme Court has stated that a class should be certified when the party seeking certification has demonstrated the existence of a “well-defined community of interest” among the members of the proposed class.  Richmond v. Dart Indus., Inc., 29 Cal.3d 462, 470 (1981); see also Daar v. Yellow Cab Co., 67 Cal.2d 695, 704 (1967).

51.                               Class actions are especially valuable in a context such as this one, in which individual damages may be modest.  It is well settled that a plaintiff need not prove the merits of the action at the class certification stage.

52.                               Rather, the decision of whether to certify a class is “essentially a procedural one” and the appropriate analysis is whether, assuming the merits of the claims, they are suitable for resolution on a class-wide basis:

As the focus in a certification dispute is on what types of questions common or individual are likely to arise in the action, rather than on the merits of the case, in determining whether there is substantial evidence to support a trial court’s certification order, we consider whether the theory of recovery advanced by the proponents of certification is, as an analytical matter, likely to prove amenable to class treatment.

Sav-On Drug Stores, Inc. v. Superior Court, 34 Cal.4th 319, 327 (2004) (citations omitted).

53.          This action is properly maintainable as a class action because, inter alia:

a.             The Class is so numerous that joinder of all members is impracticable.  PLX stock is publicly traded on the Nasdaq and Plaintiff believes that there are approximately 45.9 million holders of such shares.  Moreover, the holders of these shares are geographically dispersed throughout the United States;

b.             There are questions of law and fact which are common to the Class and which predominate over questions affecting any individual Class member.  These common questions include, inter alia: (i) whether the Individual Defendants have engaged in self-dealing, to the detriment of PLX public shareholders; (ii) whether the Proposed Acquisition is unfair to the Class, in that the price is inadequate and is not the fair value that could be obtained under the circumstances; (iii) whether PLX aided and abetted the Individual Defendants’ breaches of fiduciary duty; and (iv) whether the Class is entitled to injunctive relief and/or damages as a result of the wrongful conduct committed by Defendants;

c.             Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature.  The claims of Plaintiff are typical of the claims of the other members of the Class and plaintiff has the same interests as the other members of the Class.  Accordingly, Plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class;

d.             The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications with respect to individual members of the Class which would establish incompatible standards of conduct for Defendants, or adjudications with respect to individual members of the Class which would, as a practical matter, be dispositive of the interests of the other members not parties to the adjudications or substantially impair or impede their ability to protect their interests; and

e.             Defendants have acted, or refused to act, on grounds generally applicable to, and causing injury to, the Class and, therefore, preliminary and final injunctive relief on behalf of the Class as a whole is appropriate.

FIRST COUNT

Breach of Fiduciary Duty against the Individual Defendants

54.          Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

55.          As alleged herein, Defendants have initiated a process to sell PLX that undervalues the Company and vests them with benefits that are not shared equally by PLX public shareholders.  Moreover, Defendants failed to sufficiently inform themselves of PLX value, or disregarded the true value of the Company, in an effort to benefit themselves.  Furthermore, any alternate acquirer will be faced with engaging in discussions with a management team and board that is committed to the Proposed Acquisition.

56.          As such, unless the Individual Defendants’ conduct is enjoined by the Court, they will continue to breach their fiduciary duties to Plaintiff and the other members of the Class, and will further a process that inhibits the maximization of shareholder value and the disclosure of material information.

57.          Plaintiff and the members of the Class have no adequate remedy at law.

SECOND COUNT

Aiding and Abetting the Board’s Breaches of Fiduciary Duty

Against Defendants PLX, Avago and Merger Sub

58.          Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

59.          Defendants PLX, Avago and Merger Sub knowingly assisted the Individual Defendants’ breaches of fiduciary duty in connection with the Proposed Acquisition, which, without such aid, would not have occurred.

60.          As a result of this conduct, Plaintiff and the other members of the Class have been and will be damaged in that they have been and will be prevented from obtaining a fair price for their shares.

61.          Plaintiff and the members of the Class have no adequate remedy at law.

WHEREFORE, Plaintiff demands injunctive relief, in his favor and in favor of the Class, and against the Defendants, as follows:

A.            Declaring that this action is properly maintainable as a class action, certifying Plaintiff as Class representative and certifying his counsel as class counsel;

B.            Declaring and decreeing that the Proposed Acquisition was entered into in breach of the fiduciary duties of the Individual Defendants and is therefore unlawful and unenforceable, and rescinding and invalidating any merger agreement or other agreements that Defendants entered into in connection with, or in furtherance of, the Proposed Acquisition;

C.            Preliminarily and permanently enjoining Defendants, their agents, counsel, employees and all persons acting in concert with them from consummating the Proposed Acquisition;

D.            Directing the Individual Defendants to exercise their fiduciary duties to obtain a transaction that is in the best interests of PLX shareholders;

E.            Imposing a constructive trust, in favor of Plaintiff and the Class, upon any benefits improperly received by Defendants as a result of their wrongful conduct;

F.             Awarding Plaintiff the costs and disbursements of this action, including reasonable attorneys’ and experts’ fees; and

G.            Granting such other and further equitable relief as this Court may deem just and proper.

DEMAND FOR JURY TRIAL

Plaintiff hereby demands a jury on all issues which can be heard by a jury.

Dated: June 26, 2014	BRODSKY & SMITH, LLC

	By:	/s/ Evan J. Smith
Evan J. Smith (SBN242352)
9595 Wilshire Boulevard, Suite 900
Beverly Hills, CA 90212
	Telephone:	(877) 534-2590
	Facsimile:	(310) 247-0160

Attorneys for Plaintiff

CM-010 ATTORNEY OR PARTY WITHOUT ATTORNEY (Name, State Bar number, and address): FOR COURT USE ONLY Evan J. Smith (SBN242352) Brodsky & Smith, LLC 9595 Wilshire Blvd., Suite 900 Beverly Hills, CA 90212 TELEPHONE NO.: 877-534-2590 FAX NO.: 310-247-0160 ATTORNEY FOR (Name): Andrew Ellis SUPERIOR COURT OF CALIFORNIA, COUNTY OF Santa Clara STREET ADDRESS: 191 N. 1st Street MAILING ADDRESS: CITY AND ZIP CODE: San Jose, CA 95113 BRANCH NAME: CASE NAME: Ellis v. PLX Technology, Inc. et al. CIVIL CASE COVER SHEET Complex Case Designation CASE NUMBER: 114CV26717 Unlimited (Amount demanded exceeds $25,000) Limited (Amount demanded is $25,000 or less) Counter Joinder Filed with first appearance by defendant (Cal. Rules of Court, rule 3.402) JUDGE: DEPT: Items 1—6 below must be completed (see instructions on page 2). 1. Check one box below for the case type that best describes this case: Auto Tort Auto (22) Uninsured motorist (46) Other PI/PD/WD (Personal Injury/Property Damage/Wrongful Death) Tort Asbestos (04) Product liability (24) Medical malpractice (45) Other PI/PD/WD (23) Non-PI/PD/WD (Other) Tort Business tort/unfair business practice (07) Civil rights (08) Defamation (13) Fraud (16) Intellectual property (19) Professional negligence (25) Other non-PI/PD/WD tort (35) Employment wrongful termination (36) Other employment (15) Contract Breach of contract/warranty (06) Rule 3.740 collections (09) Other collections (09) Insurance coverage (18) Other contract (37) Real Property Eminent domain/Inverse condemnation (14) Wrongful eviction (33) Other real property (26) Unlawful Detainer Commercial (31) Residential (32) Drugs (38) Judicial Review Asset forfeiture (05) Petition re: arbitration award (11) Writ of mandate (02) Other judicial review (39) Provisionally Complex Civil Litigation (Cal. Rules of Court, rules 3.400—3.403) Antitrust/Trade regulation (03) Construction defect (10) Mass tort (40) Securities litigation (28) Environmental/Toxic tort (30) Insurance coverage claims arising from the above listed provisionally complex case types (41) Enforcement of Judgment Enforcement of judgment (20) Miscellaneous Civil Complaint RICO (27) Other complaint (not specified above) (42) Miscellaneous Civil Petition Partnership and corporate governance (21) Other petition (not specified above) (43) 2. This case is is not complex under rule 3.400 of the California Rules of Court. If the case is complex, mark the factors requiring exceptional judicial management: a. Large number of separately represented parties b. Extensive motion practice raising difficult or novel issues that will be time-consuming to resolve c. Substantial amount of documentary evidence d. Large number of witnesses e. Coordination with related actions pending in one or more courts in other counties, states, or countries, or in a federal court f. Substantial postjudgment judicial supervision 3. Remedies sought (check all that apply): a. monetary b. nonmonetary; declaratory or injunctive relief c. punitive 4. Number of causes of action (specify): 2 5. This case is is not a class action suit. 6. If there are any known related cases, file and serve a notice of related case. (You may use form CM-015.) Date: June 26, 2014 Evan J. Smith (SBN 242352) (TYPE OR PRINT NAME) (SIGNATURE OF PARTY OR ATTORNEY FOR PARTY) NOTICE • Plaintiff must file this cover sheet with the first paper filed in the action or proceeding (except small claims cases or cases filed under the Probate Code, Family Code, or Welfare and Institutions Code). (Cal. Rules of Court, rule 3.220.) Failure to file may result in sanctions. File this cover sheet in addition to any cover sheet required by local court rule. If this case is complex under rule 3.400 et seq. of the California Rules of Court, you must serve a copy of this cover sheet on all other parties to the action or proceeding. Unless this is a collections case under rule 3.740 or a complex case, this cover sheet will be used for statistical purposes only. Page 1 of 2 Form Adopted for Mandatory Use Judicial Council of California CM-010 [Rev. July 1, 2007] CIVIL CASE COVER SHEET Cal. Rules of Court, rules 2.30, 3.220, 3.400—3.403, 3.740; Cal. Standards of Judicial Administration, std. 3.10 www.courtinfo.ca.gov 2008 (c) American LegalNet, Inc.

CM-010 INSTRUCTIONS ON HOW TO COMPLETE THE COVER SHEET To Plaintiffs and Others Filing First Papers. If you are filing a first paper (for example, a complaint) in a civil case, you must complete and file, along with your first paper, the Civil Case Cover Sheet contained on page 1. This information will be used to compile statistics about the types and numbers of cases filed. You must complete items 1 through 6 on the sheet. In item 1, you must check one box for the case type that best describes the case. If the case fits both a general and a more specific type of case listed in item 1, check the more specific one. If the case has multiple causes of action, check the box that best indicates the primary cause of action. To assist you in completing the sheet, examples of the cases that belong under each case type in item 1 are provided below. A cover sheet must be filed only with your initial paper. Failure to file a cover sheet with the first paper filed in a civil case may subject a party, its counsel, or both to sanctions under rules 2.30 and 3.220 of the California Rules of Court. To Parties in Rule 3.740 Collections Cases. A “collections case” under rule 3.740 is defined as an action for recovery of money owed in a sum stated to be certain that is not more than $25,000, exclusive of interest and attorney’s fees, arising from a transaction in which property, services, or money was acquired on credit. A collections case does not include an action seeking the following: (1) tort damages, (2) punitive damages, (3) recovery of real property, (4) recovery of personal property, or (5) a prejudgment writ of attachment. The identification of a case as a rule 3.740 collections case on this form means that it will be exempt from the general time-for-service requirements and case management rules, unless a defendant files a responsive pleading. A rule 3.740 collections case will be subject to the requirements for service and obtaining a judgment in rule 3.740. To Parties in Complex Cases. In complex cases only, parties must also use the Civil Case Cover Sheet to designate whether the case is complex. If a plaintiff believes the case is complex under rule 3.400 of the California Rules of Court, this must be indicated by completing the appropriate boxes in items 1 and 2. If a plaintiff designates a case as complex, the cover sheet must be served with the complaint on all parties to the action. A defendant may file and serve no later than the time of its first appearance a joinder in the plaintiff’s designation, a counter-designation that the case is not complex, or, if the plaintiff has made no designation, a designation that the case is complex. CASE TYPES AND EXAMPLES Auto Tort Auto (22)—Personal Injury/Property Damage/ Wrongful Death Uninsured Motorist (46) (if the case involves an uninsured motorist claim subject to arbitration, check this item instead of Auto) Other PI/PD/WD (Personal Injury/ Property Damage/Wrongful Death) Tort Asbestos (04) Asbestos Property Damage Asbestos Personal Injury/ Wrongful Death Product Liability (not asbestos or toxic/environmental) (24) Medical Malpractice (45) Medical Malpractice— Physicians & Surgeons Other Professional Health Care Malpractice Other PI/PD/WD (23) Premises Liability (e.g., slip and fall) Intentional Bodily Injury/PD/WD (e.g., assault, vandalism) Intentional Infliction of Emotional Distress Negligent Infliction of Emotional Distress Other PI/PD/WD Non-PI/PD/WD (Other) Tort Business Tort/Unfair Business Practice (07) Civil Rights (e.g., discrimination, false arrest) (not civil harassment) (08) Defamation (e.g., slander, libel) (13) Fraud (16) Intellectual Property (19) Professional Negligence (25) Legal Malpractice Other Professional Malpractice (not medical or legal) Other Non-PI/PD/WD Tort (35) Employment Wrongful Termination (36) Other Employment (15) Contract Breach of Contract/Warranty (06) Breach of Rental/Lease Contract (not unlawful detainer or wrongful eviction) Contract/Warranty Breach—Seller Plaintiff (not fraud or negligence) Negligent Breach of Contract/ Warranty Other Breach of Contract/Warranty Collections (e.g., money owed, open book accounts) (09) Collection Case—Seller Plaintiff Other Promissory Note/Collections Case Insurance Coverage (not provisionally complex) (18) Auto Subrogation Other Coverage Other Contract (37) Contractual Fraud Other Contract Dispute Real Property Eminent Domain/Inverse Condemnation (14) Wrongful Eviction (33) Other Real Property (e.g., quiet title) (26) Writ of Possession of Real Property Mortgage Foreclosure Quiet Title Other Real Property (not eminent domain, landlord/tenant, or foreclosure) Unlawful Detainer Commercial (31) Residential (32) Drugs (38) (if the case involves illegal drugs, check this item; otherwise, report as Commercial or Residential) Judicial Review Asset Forfeiture (05) Petition Re: Arbitration Award (11) Writ of Mandate (02) Writ—Administrative Mandamus Writ—Mandamus on Limited Court Case Matter Writ—Other Limited Court Case Review Other Judicial Review (39) Review of Health Officer Order Notice of Appeal—Labor Commissioner Appeals Provisionally Complex Civil Litigation (Cal. Rules of Court Rules 3.400—3.403) Antitrust/Trade Regulation (03) Construction Defect (10) Claims Involving Mass Tort (40) Securities Litigation (28) Environmental/Toxic Tort (30) Insurance Coverage Claims (arising from provisionally complex case type listed above) (41) Enforcement of Judgment Enforcement of Judgment (20) Abstract of Judgment (Out of County) Confession of Judgment (non-domestic relations) Sister State Judgment Administrative Agency Award (not unpaid taxes) Petition/Certification of Entry of Judgment on Unpaid Taxes Other Enforcement of Judgment Case Miscellaneous Civil Complaint RICO (27) Other Complaint (not specified above) (42) Declaratory Relief Only Injunctive Relief Only (non-harassment) Mechanics Lien Other Commercial Complaint Case (non-tort/non-complex) Other Civil Complaint (non-tort/non-complex) Miscellaneous Civil Petition Partnership and Corporate Governance (21) Other Petition (not specified above) (43) Civil Harassment Workplace Violence Elder/Dependent Adult Abuse Election Contest Petition for Name Change Petition for Relief From Late Claim Other Civil Petition CM-010 [Rev. July 1, 2007] CIVIL CASE COVER SHEET Page 2 of 2

ATTACHMENT CV-5012 CIVIL LAWSUIT NOTICE Superior Court of California, County of Santa Clara 191 N. First St., San Jose, CA 95113 CASE NUMBER: 114CV267171 PLEASE READ THIS ENTIRE FORM PLAINTIFF (the person suing): Within 60 days after filing the lawsuit, you must serve each Defendant with the Complaint, Summons, an Alternative Dispute Resolution (ADR) Information Sheet, and a copy of this Civil Lawsuit Notice, and you must file written proof of such service. DEFENDANT (The person sued): You must do each of the following to protect your rights: 1. You must file a written response to the Complaint, using the proper legal form or format, in the Clerk’s Office of the Court, within 30 days of the date you were served with the Summons and Complaint; 2. You must serve by mail a copy of your written response on the Plaintiff’s attorney or on the Plaintiff if Plaintiff has no attorney (to “serve by mail” means to have an adult other than yourself mail a copy); and 3. You must attend the first Case Management Conference. Warning: If you, as the Defendant, do not follow these instructions, you may automatically lose this case. RULES AND FORMS: You must follow the California Rules of Court and the Superior Court of California, County of Santa Clara Local Civil Rules and use proper forms. You can obtain legal information, view the rules and receive forms, free of charge, from the Self-Help Center at 99 Notre Dame Avenue, San Jose (408-882-2900 x-2926), www.scselfservice.org (Select “Civil”) or from: § State Rules and Judicial Council Forms: www.courtinfo.ca.gov/forms and www.courtinfo.ca.gov/rules § Local Rules and Forms: http://www.sccsuperiorcourt.org/civil/rule1toc.htm CASE MANAGEMENT CONFERENCE (CMC): You must meet with the other parties and discuss the case, in person or by telephone, at least 30 calendar days before the CMC. You must also fill out, file and serve a Case Management Statement (Judicial Council form CM-110) at least 15 calendar days before the CMC. You or your attorney must appear at the CMC. You may ask to appear by telephone — see Local Civil Rule 8. Your Case Management Judge is: Peter Kirwan Department: 1 The 1st CMC is scheduled for: (Completed by Clerk of Court) Date: 10/24/14 Time: 10:00am in Department: 1 The next CMC is scheduled for: (Completed by party if the 1st CMC was continued or has passed) Date: Time: in Department: ALTERNATIVE DISPUTE RESOLUTION (ADR): If all parties have appeared and filed a completed ADR Stipulation Form (local form CV-5008) at least 15 days before the CMC, the Court will cancel the CMC and mail notice of an ADR Status Conference. Visit the Court’s website at www.sccsuperiorcourt.org/civil/ADR/ or call the ADR Administrator (408-882-2100 x-2530) for a list of ADR providers and their qualifications, services, and fees. WARNING: Sanctions may be imposed if you do not follow the California Rules of Court or the Local Rules of Court. Form CV-5012 REV 7/01/08 CIVIL LAWSUIT NOTICE Page 1 of 1